Exhibit 4.6

DESCRIPTION OF CAPITAL STOCK

 The following is a description of the material terms of our capital stock.

Our authorized capital stock consists of 750 million shares of Class A common stock, par value $0.01 per share, 750 million shares of Class B common stock, par value $0.000001 per share and 200 million shares of preferred stock, par value $0.01 per share. As of December 31, 2019, 18,009,350 shares of Class A common stock, 52,952,519 shares of Class B common stock and no shares of preferred stock were outstanding. All outstanding shares of our common stock are fully paid and non-assessable.

As of December 31, 2019, only our Class A common stock is registered under Section 12 of the Securities Exchange Act.

Our Class A common stock is described below. Shares of our Class B common stock are issuable only in connection with the issuance of Class B units of Pzena Investment Management, LLC.

 Common Stock

 Class A Common Stock

 Voting Rights

Our Class A stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Our Class B stockholders are entitled to five votes for each share held of record on all matters submitted to a vote of our stockholders, until the first time that the number of shares of our Class B common stock outstanding constitutes less than 20% of the number of all shares of our common stock outstanding. From this time, and thereafter, our Class B stockholders will be entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Our common stockholders are not entitled to cumulate their votes in the election of directors. Generally, all matters voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law or described below in “— Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation — Amendment of Certificate of Incorporation and Bylaws,” amendments to our amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock, so as to affect them adversely, also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of Class A common stock must be approved by the vote of the majority of our Class A stockholders and any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of Class B common stock must be approved by the vote of the majority of our Class B stockholders.

 Dividend Rights

Class A stockholders are entitled to receive dividends, when and if declared by our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Dividends consisting of shares of Class A common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of shares of Class A common stock; and (ii) shares will be paid proportionally with respect to each outstanding share of our Class A common stock. Our Class B stockholders do not participate in any dividends declared by our board of directors.

Liquidation Rights

Upon our liquidation, dissolution or winding up, or the sale of all, or substantially all, of our assets, after payment in full of all amounts required to be paid to creditors and to holders of preferred stock having liquidation preference, if any, the Class A stockholders will be entitled to share ratably in our remaining assets available for distribution to Class A stockholders and Class B stockholders will only be entitled to receive the par value of our Class B common stock.

Other Matters

In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into, or exchangeable for, shares of stock, other securities or property (including cash), Class A stockholders, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash); provided, that if shares of Class A common stock are exchanged for shares of capital stock, such shares exchanged for, or changed into, may differ to the extent that the shares of Class A common stock and the Class B common stock differ.

No shares of Class A common stock will be subject to redemption or have preemptive rights to purchase additional shares of Class A common stock.

All the outstanding shares of Class A common stock will be legally issued, fully paid and non-assessable.

Exchanges of Class B Units and Class B-1 Units for Class A Common Stock

Vested Class B units of Pzena Investment Management, LLC are exchangeable for shares of our Class A common stock, on a one-for-one basis, subject to customary adjustments for share splits, dividends and reclassifications. Vested Class B-1 units of Pzena Investment Management, LLC may be exchanged for shares of our Class A common stock in an amount based upon the appreciation in price of the Class A common stock from the date of grant of the Class B-1 units and the date of exchange.  Class B-1 units may not be exchanged until the Class B-1 unit holder is no longer employed with us.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation and our amended and restated bylaws, contain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of our company. These provisions include the following:

Issuance of Preferred Stock.  Our board of directors is authorized to issue 200 million shares of preferred stock and determine the powers, preferences and special rights of any unissued series of preferred stock, including voting rights, dividend rights, and terms of redemption, conversion rights and the designation of any such series, without the approval of our stockholders. As a result, our board of directors could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our common stock. Our board of directors could issue the preferred stock with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Elimination of Stockholder Action by Written Consent.  Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Elimination of the Ability to Call Special Meetings.  Our amended and restated certificate of incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors, a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Advance Notice Procedures for Stockholder Proposals.  Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting, or brought before the meeting by, or at the direction of, our board, or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Removal of Directors; Board of Directors Vacancies.  Our amended and restated bylaws provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of Certificate of Incorporation and Bylaws.  The General Corporation Law of the State of Delaware, or DGCL, provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage.  Our amended and restated certificate of incorporation and bylaws provide that the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors have the power to amend any provision of our certificate of incorporation relating to (i) the elimination of the ability of stockholder to act by written consent, (ii) the removal of directors and vacant directorships, or (iii) the amendment of our certificate of incorporation or bylaws and also have the power to amend or repeal our bylaws. In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation.

The foregoing provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our equity securities and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management, or delaying or preventing a transaction that might benefit you or other minority stockholders.